Exhibit 10.12

FIRST AMENDMENT TO LEASE AGREEMENT

THIS FIRST AMENDMENT TO LEASE AGREEMENT (the “Amendment”) is made this 11th day of March, 2009, by and between MOR BEN, LLC, a Maryland limited liability company (“Landlord”), successor-in-interest to MOR Bennington LLLP and GENVEC, INC., a Delaware corporation (“Tenant”).

THE PARTIES ENTER INTO THIS AMENDMENT on the basis of the following facts, understandings and intentions.

A.           Landlord’s predecessor-in-interest, MOR Bennington LLLP, and Tenant entered into a Lease Agreement (the “Lease”) dated May 4, 1999 for the premises (the “Premises” or “Leased Premises”) consisting of approximately 42,900 square feet of space, being the entire single story building located at 65 West Watkins Mill Road, Gaithersburg, Maryland  20879.

B.           At Tenant’s request, Tenant and Landlord have agreed to extend the term of the Lease and amend certain terms of the Lease in accordance with the terms hereof.

NOW THEREFORE, IN CONSIDERATION of the mutual covenants and promises of the parties, the parties hereto agree as follows:

1.           Defined Terms.  All capitalized terms used but not defined herein shall have that meaning given to them in the Lease.

2.           Extension of Lease Term.  (a)  The Lease Term is hereby extended through and until October 31, 2014.  The Tenant shall have one further right to extend the Lease Term for a period of five (5) years, pursuant to the second renewal option set forth in Rider No. 3 of the Lease.  For this purpose, the first paragraph of subparagraph (ii) of Rider No. 3 of the Lease is hereby amended to read as follows:

(ii) the Basic Annual Rent payable with respect to the Leased Premises shall be adjusted to reflect the then prevailing rental rate (but in no event less than the current Basic Annual Rent) for comparable space within Bennington Corporate Center and comparable buildings in the vicinity of the Bennington Corporate Center as of the commencement of the renewal term (as determined below).

(b)           Except as provided for in Section 2(a) above, Tenant shall have no other or further options to extend or renew the Lease Term.  The extension option provided for Paragraph II A.2 of the Lease is null and void.

3.           Basic Annual Rent.  From the date hereof through and until October 31, 2009, the Tenant shall pay the Landlord all Basic Annual Rent set forth in Paragraph III B of the Lease.  Commencing on November 1, 2009, and on the first day of each calendar month thereafter during the Lease Term, Tenant will pay to Landlord the Basic Annual Rent set forth below for the Leased Premises in equal monthly installments, in lawful money of the United States, in advance and without offset, deduction prior notice or demand, in accordance with the Lease:

Period
From	Through	Rentable Square Footage	Basic Annual Rent Per Square Foot	Basic Annual Rent	Monthly Installment of Basic Annual Rent
11/1/2009	10/31/201	42,900	$19.50	$836,550.00	$69,712.50
11/1/2010	10/31/2011	42,900	$20.09	$861,861.00	$71,821.75
11/1/2011	10/31/2012	42,900	$20.69	$887,601.00	$73,966.75
11/1/2012	10/31/2013	42,900	$21.31	$914,199.00	$76,183.25
11/1/2013	10/31/2014	42,900	$11.95	$512,655.00	$42,721.25

Note:
The Basic Annual Rent for the period of November 1, 2013 through October 31, 2014 reflects a rent credit of $429,000 for the period of November 1, 2013 through October 31, 2014, applied in 12 equal monthly credit amounts of $35,750 each.

4.           Additional Rent.  Tenant shall continue to pay all additional rent due under the Lease for the Leased Premises.

5.           Security Deposit.

5.1           In the event that Tenant determines to use the Landlord’s Allowance (as defined in Section 3 of Exhibit A attached hereto), then as a condition to Landlord’s obligation to disburse all or any portion of Landlord’s Allowance in accordance with Section 3 of Exhibit A attached hereto, and prior to Landlord’s disbursement of any of the Landlord’s Allowance, Tenant shall deposit the sum of $143,000 (the “Security Deposit”) with Landlord in accordance with the terms of this Section 5.  The Security Deposit shall be held by Landlord as security for the faithful performance by Tenant of all the terms, covenants and conditions of the Lease to be kept and performed by Tenant and not as an advance rental deposit or as a measure of Landlord’s damage in case of Tenant’s default.  If an Event of Default occurs and is continuing under the Lease, Landlord may use any part of the Security Deposit for the payment of any rent or any other sum in default, or for the payment of any amount which Landlord may spend or become obligated to spend by reason of Tenant’s default, or to compensate Landlord for any other loss or damage which Landlord may suffer by reason of Tenant’s default.  If any portion of the Security Deposit is so used, Tenant shall within ten (10) days after written demand therefore, deposit with Landlord an amount sufficient to restore the Security Deposit to its original amount and Tenant’s failure to do so shall constitute an Event of Default under the Lease.  Except to such extent, if any, as shall be required by law, Landlord shall not be required to keep the Security Deposit separate from its general funds, and Tenant shall not be entitled to interest on such deposit.  In the event that the Security Deposit has not been fully released prior to the termination of the Lease, then following the termination of the Lease, the Security Deposit or any balance thereof shall be returned to Tenant at such time when Landlord shall have determined that all of Tenant’s obligations under the Lease have been fulfilled, but not later than sixty (60) days following the termination of the Lease.

5.2           The required Security Deposit shall be in the form of an irrevocable standby letter of credit in favor of Landlord (the “letter of credit”) in the amount of $143,000.  Under any circumstance under which Landlord is entitled the use of all or a part of the Security Deposit, then, Landlord, in addition to all other rights and remedies provided under the Lease, shall have the right to draw down upon the letter of credit for the amount then claimed by Landlord and retain the proceeds.  The following terms and conditions shall govern the letter of credit:

5.2.1           The letter of credit shall be returned to Tenant at the expiration of the Lease Term or such earlier date when Tenant is entitled to return of its Security Deposit under Section 5.3 below.

5.2.2           The letter of credit shall be in favor of Landlord, shall be issued by a commercial bank reasonably acceptable to Landlord having a Standard & Poors rating of “A” or better, and branches in either Northern Virginia, Washington, D.C. or Baltimore, Maryland, shall comply with all of the terms and conditions of this Section 5.2 and shall otherwise be in form reasonably acceptable to Landlord.  The initial letter of credit shall have an expiration date not earlier than fifteen (15) months after the date of its issuance.  A draft of the form of letter of credit must be submitted to Landlord for its approval prior to issuance.

5.2.3           The letter of credit or any replacement letter of credit shall be irrevocable for the term thereof and shall automatically renew on a year to year basis until a period ending not earlier than three (3) months after the expiration date of the Lease (“End Date”) without any action whatsoever on the part of Landlord; provided that the issuing bank shall have the right not to renew the letter of credit by giving written notice to Landlord not less than sixty (60) days prior to the expiration of the then current term of the letter of credit that it does not intend to renew the letter of credit. Tenant understands that the election by the issuing bank not to renew the letter of credit shall not, in any event, diminish the obligation of Tenant to maintain such an irrevocable letter of credit in favor of Landlord through such date.

5.2.4           Landlord, or its then managing agent, shall have the right from time to time to make one or more draws on the letter of credit at any time that an Event of Default has occurred.  The letter of credit must state that it can be presented for payment at the office of the issuer or an approved correspondent in the Northern Virginia, Washington D.C. or Baltimore, Maryland.  Funds may be drawn down on the letter of credit upon presentation to the issuing or corresponding bank of Landlord’s (or Landlord’s then managing agent’s) certificate stating as follows:

“Beneficiary is entitled to draw on this credit pursuant to that certain Lease dated for reference _______________ between [INSERT CURRENT NAME OF LANDLORD], as Landlord and [INSERT CURRENT NAME OF TENANT], as Tenant, as amended from time to time.”

It is understood that if Landlord or its managing agent be a corporation, partnership or other entity, then such statement shall be signed by an officer (if a corporation), a general partner (if a partnership), or any authorized party (if another entity).

5.2.5           Tenant acknowledges and agrees (and the letter of credit shall so state) that the letter of credit shall be honored by the issuing bank without inquiry as to the truth of the statements set forth in such draw request and regardless of whether the Tenant disputes the content of such statement.

5.2.6           In the event of a transfer of Landlord’s interest in the Leased Premises, Landlord shall have the right to transfer the letter of credit to the transferee and thereupon the Landlord shall, without any further agreement between the parties, be released by Tenant from all liability therefore, and it is agreed that the provisions hereof shall apply to every transfer or assignment of said letter of credit to a new landlord; and Tenant shall pay all fees to the issuer necessary to effect and evidence such transfer.

5.2.7           Without limiting the generality of the foregoing, if the letter of credit expires earlier than the End Date, or the issuing bank notifies Landlord that it will not renew the letter of credit, Landlord shall accept a renewal thereof or substitute letter credit (such renewal or substitute letter of credit to be in effect not later than thirty (30) days prior to the expiration of the expiring letter of credit), irrevocable and automatically renewable as above provided to the End Date upon the same terms as the expiring letter of credit or upon such other terms as may be reasonably acceptable to Landlord.  However, if (i) the letter of credit is not timely renewed, or (ii) a substitute letter of credit, complying with all of the terms and conditions of this Section is not timely received, then Landlord may present the expiring letter of credit to the issuing bank, and the entire sum so obtained shall be paid to Landlord, to be held by Landlord until Tenant would otherwise be entitled to the return of the letter of credit, and to be retained by Landlord if a default occurs, provided that if Tenant provides Landlord with a new letter of credit for the full amount of the Security Deposit in accordance with the requirements for a letter of credit set forth above, then Landlord shall refund Tenant the cash Security Deposit that it is holding.

5.3           Provided that no Event of Default has occurred and is continuing under this Lease, then on the first day of the 25th month following the date of Landlord’s receipt of the letter of credit, the Security Deposit shall be reduced by $47,666, and on the first day of the 37th month following the date of Landlord’s receipt of the letter of credit, the Security Deposit shall be reduced by another $47,666, and on the first day of the 49th month following the date of Landlord’s receipt of the letter of credit, the Security Deposit shall be reduced to zero dollars and released.

Each reduction to the letter of credit as set forth below shall be processed by an amendment to the letter of credit or a replacement letter of credit, as reasonably approved by Landlord.

6.           As Is Condition.  The Leased Premises shall be leased to Tenant for the Lease Term in “As Is” condition, provided that, to the extent that Tenant provides Landlord with the Security Deposit of $143,000 as set forth in Section 5 above, then Landlord shall provide Tenant with the improvement allowance described on Exhibit A hereto, subject to the terms and conditions set forth on Exhibit A hereto.

7.           Use.  The following new paragraph is hereby added to the end of Article IV A of the Lease (Use Restrictions and Rules) to read as follows:

The Leased Premises are to be used solely for purposes set forth in this Lease.  Tenant shall not do or permit anything to be done in or about the Leased Premises which will in any way unreasonably obstruct or interfere with the rights of other tenants or occupants of the Building, if any, or injure, annoy, or disturb them, or allow the Leased Premises to be used for any improper, immoral, unlawful, or objectionable purpose, or commit any waste.  Tenant shall not do, permit or suffer in, on, or about the Leased Premises the sale of any alcoholic liquor without the written consent of Landlord first obtained.  Tenant shall comply in all material respects with all governmental laws, ordinances and regulations applicable to the use of the Leased Premises and its occupancy and shall promptly comply with (or properly contest, if applicable), all governmental orders and directions for the correction, prevention and abatement of any violations in the Building or appurtenant land, caused or permitted by, or resulting from the specific use by, Tenant, or in or upon, or in connection with, the Leased Premises, all at Tenant’s sole expense.  Except as otherwise expressly permitted in this Lease, Tenant shall not do or permit anything to be done on or about the Leased Premises or bring or keep anything into the Leased Premises which will in any way increase the rate of, invalidate or prevent the procuring of any insurance protecting against loss or damage to the Building or any of its contents by fire or other casualty or against liability for damage to property or injury to persons in or about the Building or any part thereof.  To the extent the terms of the above conflict with any provisions of Article IV A, the above terms shall govern.

8.           Tenant’s Insurance.  (a)  The first paragraph of Paragraph IV E of the Lease is hereby deleted in its entirety and the following replacement paragraph is hereby inserted in lieu thereof:

Tenant shall keep in force throughout the Term: (a) a Commercial General Liability insurance policy or policies to protect Landlord and its managing agent at the Property against liability to the public or to any invitee of Tenant or a Landlord Entity incidental to the use of or resulting from any accident occurring in or upon the Leased Premises with a limit of not less than $1,000,000 per occurrence and not less than $2,000,000 in the annual aggregate, or such larger amount as Landlord may prudently require from time to time, covering bodily injury and property damage liability and $1,000,000 products/completed operations aggregate; (b) Business Auto Liability covering owned, non-owned and hired vehicles with a limit of not less than $1,000,000 per accident; (c) Worker’s Compensation Insurance with limits at least as required by statute and Employers Liability with limits of $500,000 each accident, $500,000 disease policy limit, $500,000 disease--each employee; (d) All Risk or Special Form coverage protecting Tenant against loss of or damage to Tenant’s alterations, additions, improvements, carpeting, floor coverings, panelings, decorations, fixtures, inventory and other business personal property situated in or about the Leased Premises to the full replacement value of the property so insured; and (e) Business Interruption Insurance with limits of liability representing loss of at least approximately six (6) months of income.

The aforesaid policies shall (a) be provided at Tenant’s expense; (b) name the Landlord and its managing agent at the Property, as additional insureds (General Liability) and loss payee (Property—Special Form); (c) be issued by an insurance company with a minimum Best’s rating of “A:VII” during the Term; and (d) provide that said insurance shall not be canceled unless thirty (30) days prior written notice (ten days for non-payment of premium) shall have been given to Landlord; a certificate of Liability insurance on Accord Form 25 and a certificate of Property insurance on Accord Form 27 shall be delivered to Landlord by Tenant upon the Commencement Date and at least thirty (30) days prior to each renewal of said insurance.

Whenever Tenant shall undertake any alterations, additions or improvements in, to or about the Leased Premises (“Work”) the aforesaid insurance protection must extend to and include injuries to persons and damage to property arising in connection with such Work, without limitation including liability under any applicable structural work act, and such other insurance as Landlord shall require; and the policies of or certificates evidencing such insurance must be delivered to Landlord prior to the commencement of any such Work.

(b)           Paragraph V E of the Lease is hereby deleted in its entirety and the following Paragraph V E is hereby inserted in lieu thereof:

E.           Indemnity.  None of the Landlord Entities (as defined below) shall be liable and Tenant hereby waives all claims against them for any damage to any property or any injury to any person in or about the Leased Premises or the Property by or from any cause whatsoever (including without limiting the foregoing, rain or water leakage of any character from the roof, windows, walls, basement, pipes, plumbing works or appliances, the Leased Premises, Property and the Building not being in good condition or repair, gas, fire, oil, electricity or theft), except to the extent caused by or arising from the gross negligence or willful misconduct of Landlord or its agents, employees or contractors.  Tenant shall protect, indemnify and hold the Landlord Entities harmless from and against any and all loss, claims, liability or costs (including court costs and attorney’s fees) incurred by reason of (a) any damage to any property (including but not limited to property of any Landlord Entity) or any injury (including but not limited to death) to any person occurring in, on or about the Leased Premises, Property or the Building to the extent that such injury or damage shall be caused by or arise from any actual or alleged act, neglect, fault, or omission by or of Tenant or any Tenant Entity to meet any standards imposed by any duty with respect to the injury or damage; (b) the conduct or management of any work or thing whatsoever done by the Tenant in or about the Leased Premises or from transactions of the Tenant concerning the Leased Premises; (c) Tenant’s failure to comply with any and all governmental laws, ordinances and regulations applicable to the condition or use of the Leased Premises or its occupancy; or (d) any breach or default on the part of Tenant in the performance of any covenant or agreement on the part of the Tenant to be performed pursuant to this Lease.  Landlord shall protect, indemnify and hold Tenant, Tenant’s investment manager, and the trustees, boards of directors, officers, general partners, beneficiaries, stockholders, employees and agents of each of them, harmless from and against any and all loss, claims, liability or costs (including court costs and attorney’s fees) arising out of the gross negligence or willful misconduct of Landlord or its agents or employees.  The provisions of this Section shall survive the termination of this Lease with respect to any claims or liability accruing prior to such termination.

“Landlord Entities” shall mean Landlord, Landlord’s investment manager, and the trustees, boards of directors, officers, general partners, beneficiaries, stockholders, employees and agents of each of them.

9.           Hazardous Materials.  Notwithstanding anything herein to the contrary or in Paragraph IV G of the Lease, Landlord hereby acknowledges that Tenant is Generating certain Hazardous Substances in the Leased Premises, as permitted under the Lease.  Landlord acknowledges that it is not the intent of the Lease to prohibit Tenant from using the Leased Premises for the uses permitted in Paragraph IV A of the Lease.  Tenant may operate its business according to prudent industry practices so long as the use or presence of Hazardous Substances is strictly and properly monitored according to all then applicable environmental laws.  Further, the list of Hazardous Substances on Exhibit J to the Lease shall be deemed to be modified from time to time to reflect any substances (and quantities of such substances) which Tenant is permitted or licensed to use under all then applicable environmental laws.  Upon request by Landlord not more than one time each Lease Year, Tenant agrees to deliver to Landlord true and correct copies of the following documents (“Haz Mat Documents”) relating to the use, storage, handling, treatment, generation, release or disposal of Hazardous Materials at the Leased Premises:  permits; approvals; reports and correspondence; storage and management plans; and notice of violations of any legal requirements.  Tenant is not required, however, to provide Landlord with any portion(s) of the Haz Mat Documents containing information of a proprietary nature which, in and of themselves, do not contain a reference to any Hazardous Materials or hazardous activities.  It is not the intent of this Section to provide Landlord with information which could be detrimental to Tenant’s business should such information become possessed by Tenant’s competitors.

10.           Estoppel Certificates.  Article X B of the Lease (Estoppel Certificates) is hereby deleted in its entirety and the following is hereby inserted in lieu thereof:

B.  Estoppel Certificates.  Within ten (10) business days following any written request which Landlord may make from time to time, Tenant shall execute and deliver to Landlord or mortgagee or prospective mortgagee a sworn statement certifying:  (a) the date of commencement of this Lease; (b) the fact that this Lease is unmodified and in full force and effect (or, if there have been modifications to this Lease, that this lease is in full force and effect, as modified, and stating the date and nature of such modifications); (c) the date to which the rent and other sums payable under this Lease have been paid; (d) the fact that there are no current defaults under this Lease by either Landlord or Tenant except as specified in Tenant’s statement; and (e) such other matters as may be reasonably and customarily requested by Landlord.  Landlord and Tenant intend that any statement delivered pursuant to this Article may be relied upon by any mortgagee, beneficiary or purchaser.  Tenant’s failure to deliver such estoppel certificate within said ten (10) business day period shall be deemed a material default by Tenant under this Lease.

11.           Tenant’s Authority.  If Tenant signs as a corporation, partnership, trust or other legal entity each of the persons executing this Lease on behalf of Tenant represents and warrants that Tenant has been and is qualified to do business in the state in which the Building is located, that the entity has full right and authority to enter into this Lease, and that all persons signing on behalf of the entity were authorized to do so by appropriate actions.

Tenant hereby represents and warrants that neither Tenant, nor any persons or entities holding any legal or beneficial interest whatsoever in Tenant, are (i) the target of any sanctions program that is established by Executive Order of the President or published by the Office of Foreign Assets Control, U.S. Department of the Treasury (“OFAC”); (ii) designated by the President or OFAC pursuant to the Trading with the Enemy Act, 50 U.S.C. App. § 5, the International Emergency Economic Powers Act, 50 U.S.C. §§ 1701-06, the Patriot Act, Public Law 107-56, Executive Order 13224 (September 23, 2001) or any Executive Order of the President issued pursuant to such statutes; or (iii) named on the following list that is published by OFAC:  “List of Specially Designated Nationals and Blocked Persons.”  If the foregoing representation is untrue at any time during the Term, an Event of Default will be deemed to have occurred under the Lease without the necessity of notice to Tenant.

12.           Credit Reports.  At Landlord’s request, Tenant shall deliver to Landlord a copy, certified by an officer of Tenant as being a true and correct copy, of Tenant’s most recent audited financial statement, or, if unaudited, certified by Tenant’s chief financial officer as being true, complete and correct in all material respects.  Such request shall not be made by Landlord more than once in any calendar year, unless such request is made in connection with the proposed sale or financing of the Building.  Tenant hereby authorizes Landlord to obtain one or more credit reports on Tenant at any time, and shall execute such further authorizations as Landlord may reasonably require in order to obtain a credit report.  So long as Tenant is a publicly traded corporation with its financial statements generally available to the public for review, the foregoing requirement of delivery of financial statements shall be waived by Landlord.

13.           Incorporation.  Except as modified herein, all other terms and conditions of this Lease between the parties above described, as attached hereto, shall continue in full force and effect.

14.           Brokers.  Tenant represents and warrants to Landlord that CresaPartners of Washington, DC, Inc. and Scheer Partners (the “Brokers”) are the only agents, brokers, finders or other parties with whom Tenant has dealt who may be entitled to any commission or fee with respect to this Amendment.  Tenant and Landlord agree to indemnify and hold each other harmless from any claim, demand, cost or liability asserted by any party other than Brokers based upon dealings of that party with Tenant or Landlord, as applicable, with respect to this Amendment.

15.           Limitation of Landlord’s Liability.  Redress for any claim against Landlord under this Amendment and the Lease shall be limited to and enforceable only against and to the extent of Landlord’s interest in the Building.  The obligations of Landlord under this Amendment and the Lease are not intended to be and shall not be personally binding on, nor shall any resort be had to the private properties of, any of its or its investment manager’s trustees, directors, officers, partners, beneficiaries, members, stockholders, employees, or agents, and in no case shall Landlord be liable to Tenant hereunder for any lost profits, damage to business, or any form of special, indirect or consequential damages.

IN WITNESS WHEREOF, the parties hereto have executed this Amendment under seal as of the day and year first above-written in one or more copies.

WITNESS:	LANDLORD:

MOR BEN, LLC a Maryland limited liability company

	By:	RREEF Management Company, a Delaware corporation, Its Authorized Agent

/s/ Bobbie J. Riddle	By:	/s/ Jeffrey A. Spruille (SEAL)
Jeffrey A. Spruille (Name)
Regional Director (Title)

Date: March 11, 2009

WITNESS:	TENANT:

GENVEC, INC., a Delaware corporation

/s/ Cindy Utley	By:	/s/ Douglas J. Swirsky (SEAL)
Douglas J. Swirsky (Name) Chief Financial Officer (Title)

Date: March 9, 2009

EXHIBIT A – ALTERATIONS TO LEASED PREMISES

attached to and made a part of First Amendment to Lease Agreement dated _________________, 2009, between
Mor Ben, LLC, as Landlord and
Genvec, Inc., as Tenant
65 West Watkins Mill Road
Gaithersburg, Maryland

1.           (a)  Tenant shall cause its architect and engineer, at its sole expense (but subject to application of the Landlord’s Allowance), to complete all drawings, plans and specifications necessary for the construction of certain improvements to Tenant’s direct physical leasehold improvements to be made to the Leased Premises, including but not limited to, MEP working drawings as required for the permitting and construction of certain improvements to the Leased Premises (such improvements to be located in the Leased Premises are hereafter referred to as the “Tenant’s Improvements”).  Tenant’s architect and engineer shall be subject to Landlord’s prior reasonable approval.  All of Tenant’s Improvements and the related drawings, plans and specifications, including without limitation, MEPs, shall comply with applicable laws, shall be suitable for obtaining all necessary construction permits and shall be submitted to Landlord for Landlord’s approval, not to be unreasonably conditioned, delayed or withheld (upon approval by Landlord, the “Final Plans”).  Landlord shall approve or disapprove the drawings, plans and specifications for Tenant’s Improvements within seven (7) business days after receipt of such drawings; if Landlord fails to respond within such seven (7) business day period, said drawings shall be deemed approved by Landlord.  Thereafter, any revisions to the drawings, plans and specifications for Tenant’s Improvements shall be approved or disapproved by Landlord within five (5) business days of receipt; if Landlord fails to respond within such five (5) business day period, such revisions shall be deemed approved.  Any revisions to drawings, plans and specifications made pursuant to this paragraph shall be made at Tenant’s expense.

(b)           If Landlord should determine, in its reasonable discretion, that it is necessary for Landlord to retain third-party professionals to assist Landlord in evaluating the proposed Tenant’s Improvements and/or the Final Plans due to the complexity of the Tenant’s Improvements and/or Final Plans, such services and related fees and expenses (not to exceed $5,000) shall be at Tenant’s expense.  Before Landlord engages any such third-party professional for the purposes set forth in this Section 1(b), Landlord shall notify Tenant of its intent to engage such third-party professional.  Landlord will provide Tenant with a breakdown of all such third party professional fees.

2.           Tenant shall cause its own contractor(s) to construct Tenant’s Improvements.  Tenant shall submit a list of proposed general contractors to Landlord for its review and reasonable approval.  Tenant’s general contractor (the “General Contractor”) and all material subcontractors shall be approved by Landlord (to the extent that Tenant has the opportunity to expressly approve such subcontractors), such approval not to be unreasonably withheld, conditioned or delayed subject to the following conditions:

(a)           Tenant shall indemnify, defend (with counsel reasonably acceptable to Landlord), and hold harmless the Landlord from and against any and all losses, damages, costs (including costs of suits and reasonable attorneys’ fees), liabilities or causes of action arising out of or relating to the construction of the Tenant’s Improvements, including but not limited to mechanic’s, materialman’s or other liens or claims (and all costs or expenses associated therewith) asserted, filed or arising out of any such work.  Without limiting the generality of the foregoing, Tenant shall repair or cause to be repaired at its expense all damage caused by its contractor and Tenant shall reimburse Landlord for all actual and reasonable costs incurred by Landlord to repair any damage caused by Tenant’s contractor.  Subject to Landlord’s satisfaction of its funding obligations pursuant to this Exhibit A, all parties contracting with Tenant to furnish labor, services, materials, suppliers or equipment with respect to the Leased Premises shall look solely to Tenant for payment of same and Tenant’s purchase orders and contracts shall state this requirement.

(b)           Tenant shall request that its contract include a provision requiring such contractor to use commercially reasonable efforts to keep the Leased Premises, the Building and appurtenant land and Tenant’s leasehold interest in the Leased Premises free from any liens arising out of any work performed with respect to Tenant’s Improvements.  Tenant shall provide Landlord with final unconditional lien waivers from each contractor with whom Tenant has contracted with respect to Tenant’s Improvements upon final completion of Tenant’s Improvements.

(c)           Tenant’s contractor shall comply with Landlord’s rules and regulations applicable to all work being performed in the Building.

(d)           Tenant’s contractors shall maintain such insurance, including but not limited to Builder’s all-risk insurance, in full force and effect as may be reasonably requested by Landlord or as required by applicable law, and all such insurance shall be with a carrier and in a form reasonably acceptable to Landlord, and shall name Landlord as an additional insured.

(e)           Notwithstanding Landlord’s obligation to pay invoices as provided in this Section, Landlord shall have no responsibility to, nor privity of agreement with, any contractors, subcontractors or third party vendors by reason of payment of the Landlord’s Allowance.  Notwithstanding the foregoing, Landlord shall be deemed a third party beneficiary under any construction contract or agreement between Tenant and such third party contractor and any warranties or guarantees supplied to Tenant by such third party contractor shall also inure to and be for the benefit of Landlord.

(f)           All contractors, including the General Contractor and its subcontractors, shall be licensed in the State of Maryland and shall be reputable.

(g)           Tenant shall have sole responsibility for compliance with governmental requirements and shall, at its expense, procure all permits necessary with respect to the work to be performed by Tenant’s General Contractor and/or subcontractor(s) and all other contractors.

(h)           Tenant, the General Contractor and its subcontractor(s) and all other contractors shall be solely responsible for the transportation, storage and safekeeping of materials and equipment used in the performance of any work, for the removal of waste and debris resulting therefrom on a daily basis, and for any damage caused by them to any installation or work performed by Landlord’s contractors and subcontractors; and Tenant’s General Contractor or its subcontractor(s) shall each deliver to Landlord a certificate of insurance indicating contractor liability in amounts and with companies and otherwise satisfactory to Landlord, and naming the Leased Premises as an insured site.

(i)           Tenant’s General Contractor and its subcontractor(s) and all other contractors shall be subject to the general administrative supervision of Landlord’s general contractor or other construction manager for scheduling purposes, but Landlord’s general contractor/construction manager shall not be responsible for any aspect of the work performed by Tenant’s contractors or subcontractors, or for the coordination of the work of Landlord’s contractors with Tenant’s General Contractor and/or its subcontractor(s) and all other contractors; and

A-2

(j)           All of the Tenant’s Improvements and other work done by Tenant shall be performed in accordance with the current building standards or better quality.

3.           Provided that both (a) no uncured default or Event of Default exists under the Lease, and (b) Tenant has provided Landlord with the Security Deposit of $143,000 pursuant to the terms of Section 5 of the First Amendment to Lease Agreement, Landlord covenants and agrees that Landlord will contribute to Tenant an amount equal to $5.00 per rentable square foot of the Leased Premises (which is $214,500 based upon the 42,900 square feet in the Leased Premises) (“Landlord’s Allowance”) to be applied solely toward the cost of the Tenant’s Improvements, including but not limited to construction, design, permitting, project management, phasing-related costs (i.e. moving, cabling, etc.).

Landlord shall disburse Landlord’s Allowance, at Landlord’s election, either directly to Tenant’s General Contractor (in which case Landlord shall give Tenant written notice of such disbursement) or directly to Tenant, to be applied towards the cost of constructing Tenant’s Improvements, together with a proportionate credit against the Landlord’s Supervisory Fee (as defined below).  Prior to each such payment of the Landlord’s Allowance by Landlord, the following conditions also shall be satisfied (the “Payment Conditions”): (i) receipt by Landlord of invoices and/or applications for payment recovering all labor and materials expended and used and subject to a five percent (5%) retainage until completion of all Tenant’s Improvements, (ii) architect’s and General Contractor’s percentage of completion affidavits certifying that the work covered by such invoice and/or application for payment is complete and in place, and is installed in a good and workmanlike manner in accordance with the Final Plans and applicable codes, (iii) notarized original, partial lien waivers covering work with respect to which any materialman or contractor was previously paid pursuant to an earlier payment by Landlord in a reasonable and customary form; and (iv) with respect to final payment and release of retainage, Tenant shall provide final unconditional notarized original lien waivers with respect to final contract payments upon final completion of the Tenant’s Improvements, any licenses or permits required by any applicable governmental authority for Tenant’s legal occupancy of the Leased Premises and use of the equipment installed therein and as-built plans covering all architectural work and mechanical, electrical, plumbing and structural engineering.  Subject to satisfaction of the foregoing Payment Conditions, Landlord shall pay Tenant for such charges one (1) time per month.  In no event shall any portion of Landlord’s Allowance be disbursed if Tenant is in default (or will be in default upon notice and/or lapse of time) under the Lease.  Tenant shall cause its contractors to be paid in full within thirty (30) days of substantial completion of the Tenant’s Improvements (or otherwise as required under the applicable contract), subject to Tenant’s withholding five percent (5%) retainage (from all contracts other than professional service agreements) until completion of all Tenant’s Improvements as provided above.  Tenant shall cause disbursement requests to be submitted to Landlord in a timely manner, if applicable, to enable Tenant to satisfy the foregoing requirement.  Tenant shall use Landlord’s Allowance on or before October 31, 2011.

4.           Tenant agrees to pay the cost of Tenant’s Improvements (less any applicable amount of Landlord’s Allowance).

5.           Landlord shall be entitled to withhold one percent (1%) of each disbursement of the Landlord’s Allowance to Tenant as a construction supervisory fee (the “Supervisory Fee”).  Landlord shall be entitled to no further compensation for any of its services in this Exhibit A (other than reimbursements under Section 2 above).

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